Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Tom Ryan	Mark L. Yoseloff, Ph.D., Chairman and CEO
Investor Relations Advisor	Richard Baldwin, Senior Vice President and CFO
ph: 203.682.8200	ph: 702.897.7150
fax: 203.682.8201	fax: 702.270.5161

SHUFFLE MASTER, INC. PROVIDES UPDATE ON 2005 10-K

AND NASDAQ NOTIFICATION

LAS VEGAS .. . . February 9, 2006 . . . Shuffle Master, Inc. (NASDAQ National Market:  SHFL) provided an update today on the status of its 10-K for the fiscal year ended October 31, 2005.  On February 1, 2006, the Company announced a delay in the filing of its 10-K as the process of data collection, review and analysis necessary for the Company to complete its financial statements and Management’s assessment of the effectiveness of the Company’s internal control over financial reporting had not been completed.  The Company today announced that its data collection, review and analysis are substantially complete.  As of today, the Company continues to believe that there will be no material changes to the financial results for the fiscal year end and fourth fiscal quarter of 2005, as previously reported on December 8, 2005.  The Company is now completing its financial statements and required assessment of the effectiveness of the Company’s internal controls over financial reporting and, once this is completed, it will then file its 10-K.

As a result of the 10-K filing delay, the Company received a NASDAQ Staff Determination letter dated February 3, 2006, which the Company understands is automatically sent out by the NASDAQ staff in this circumstance.  The letter indicated that the Company is not in compliance with the NASDAQ requirements for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14) with respect to the Company’s failure to file its Annual Report on Form 10-K for the year ended October 31, 2005 (the “Annual Report”) with the Securities and Exchange Commission (“SEC”), which was due on February 1, 2006.

As permitted by the NASDAQ rules, the Company intends to request a hearing with a NASDAQ Listing Qualifications Panel to review the NASDAQ’s Staff Determination letter.  Such a hearing is expected to occur in approximately 30 days.  The Company’s common stock will remain listed on the NASDAQ National Market under the trading symbol “SHFL” pending the outcome of such hearing.  At present the Company believes that it will comply with all

NASDAQ listing requirements by filing the 10-K within this 30 day period, eliminating the need and requirement for such a hearing.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, roulette chip sorters and intelligent table system modules, to improve their profitability, productivity and security, and Entertainment Products, including proprietary table games, electronic multi-player table game platforms, live table game tournaments and wireless gaming solutions to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; advances by competitors; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; results from current and/or future litigation or claims; tax matters, including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Notes, and to refinance its indebtedness, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; and various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

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